Exhibit 10.14

1998 Executive Bonus Plan

If the pre-tax, pre-bonus earnings of Corcom, Inc. exceed $3,939,000, the bonus pool is six percent (6%) of such pre-tax, pre-bonus earnings. In addition, once Corcom's pretax, pre-bonus earnings exceed $5,000,000, there will be allocated an additional three percent (3%) of all pre-tax, pre-bonus earnings to the bonus pool.